Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS SECOND QUARTER 2026 RESULTS AND
INCREASES FULL-YEAR 2026 PRODUCTION GUIDANCE

DALLAS, Texas, August 5, 2026 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2026, updated full-year 2026 production guidance and provided an update on the four strategic catalysts, which were executed during and shortly after the quarter. A slide presentation summarizing the highlights of this release is included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “The second quarter of 2026 was, in our view, one of the most consequential quarters in Matador’s history—not only for what we produced, but also for what we acquired and put in place for the years ahead.

“During the quarter, despite external headwinds and associated oil volume shut-ins, Matador exceeded its expected range for oil production (123,000 to 125,000 barrels of oil per day) and delivered record average oil production of 126,106 barrels of oil per day. On the strength of this performance, we have increased our full-year 2026 outlook for oil from 4% growth up to 7% year-over-year oil production growth. In addition, Matador grew its total proved oil and natural gas reserves 5%, from 667 million barrels of oil equivalent (“BOE”) at December 31, 2025 to a record 703 million BOE at June 30, 2026. The Company also generated net cash provided by operating activities of $937.1 million, leading to near-record adjusted free cash flow of $303.2 million during the second quarter of 2026, nearly tripling first quarter 2026 adjusted free cash flow of $113.3 million. This cash flow generation allowed Matador to repay over $200 million of borrowings associated with the Federal lease sale in May 2026.

Strategic Transformational Acquisitions

“We successfully executed on four of our strategic catalysts during the first half of 2026 including:

1.May 2026, Federal Lease Sale. Acquired 5,154 net undeveloped acres located in what we believe to be the most prolific areas of the Delaware Basin with nine or more prospective formations and added over 141 net operated locations.

2.June/July 2026, Cardinal Midstream Acquisition. San Mateo acquired Cardinal Midstream, which adds complementary midstream assets including (i) a cryogenic natural gas processing plant complex in Loving County, Texas with a designed inlet capacity of approximately 320 million cubic feet of natural gas per day and (ii) approximately 145 miles of low-pressure and high-pressure natural gas gathering pipelines located in West Texas and southern Eddy County, New Mexico. This transaction, which closed on July 31, adds third-party customer relationships, volumes, and expanded scale and enhances flow assurance for Matador and San Mateo’s third-party customers.

3.July 2026, Paloma Acquisition. Entered into an agreement to acquire Paloma Permian, LLC, including 16,235 net primarily undeveloped acres located in the core of the Delaware Basin in Southeast New Mexico. The majority of this acreage is held by production and adds over 156 net operated locations. The acquisition also includes third quarter 2026 estimated production of approximately 11,100 BOE per day (57% oil) and immediate reserve additions of 55 million BOE.

4.July 2026, Ridge Runner Acquisition. Entered into an agreement to acquire 13,600 net acres in the emerging Woodford play of the Delaware Basin from Ridge Runner Resources. Once closed, Matador’s total Woodford acreage position will be approximately 50,000 net contiguous, undeveloped acres acquired at approximately $4,000 per acre. This emerging play is substantiated by Matador’s successful Woodford exploration well, the ‘Rae’s Creek,’ which achieved test rates exceeding 2,200 BOE per day (72% oil).

Overall, this acquisition combined with Matador’s previous ‘brick-by-brick’ acquisitions in the Woodford formation add approximately 150 net operated locations.

“In total, once the Paloma and Ridge Runner transactions are completed, which is expected to occur in the fourth quarter of 2026, Matador will have successfully added approximately four additional years of high-quality drilling inventory based on current activity levels. We expect this newly acquired inventory to immediately compete for capital within our portfolio and provide depth to Matador’s future operating plans in 2027 and beyond.

Acquisition Value Creation

“There are many reasons we are excited about the recent catalysts and the announced acquisitions, but we want to highlight for our shareholders and bondholders the primary drivers for these additions:

1.Capital efficiency on costs. Matador expects future well costs associated with the Federal lease sale and Paloma acquisition will be 15% to 20% below Matador’s current drilling and completion cost per completed lateral foot average. For example, due to reduced drilling times, extended laterals, and multi-well completions, we expect Matador’s third quarter well costs on adjacent assets will be as low as $640 per completed lateral foot, as compared to Matador’s full year 2026 cost per completed lateral foot estimates of $795 per foot.

2.Productivity. We expect these lease additions to improve Matador’s well productivity profile and contribute to Matador’s growing reserve base. In fact, on assets associated with the Federal lease sale and Paloma acquisition, we expect average 12-month cumulative oil production will be 20% to 30% higher than Matador’s average 12-month cumulative oil production for wells turned to sales in previous years. We also expect 15% to 20% improvement in estimated ultimate recoveries (“EUR”) in barrel of oil per foot metrics compared to Matador inventory averages.

3.Revenue. Over 30% of expected inventory additions from the recently-announced transactions benefit from favorable lease terms—in particular, the larger 87.5% net royalty interest (“NRI”) associated with the Federal leases compared to the smaller NRI interest of 75% normally set on many State and private fee leases. This larger 87.5% NRI increases free cash flow generation and increases net present value over 35% for each well versus similar wells at a lower 75% NRI. In addition, the vast majority of the approximate 450 net locations that will be added from the Federal lease sale and Paloma and Ridge Runner acquisitions have advantaged NRIs (greater than 75% NRI) for an average of 82% NRI.

4.Economics. Prior to the announcements of the Federal lease sale and Paloma and Ridge Runner acquisitions, Matador highlighted 10 to 15 years of inventory generating, on average, a 50% rate of return at $70 per barrel of oil and $3.00 per thousand cubic feet of natural gas. We expect our rates of return on the properties being acquired will exceed 80% on average, using similar price decks and capital assumptions.

5.Woodford. Early production results on Matador’s Rae’s Creek well have been encouraging. While we have yet to officially add proved, undeveloped reserves from our Rae’s Creek well, early results indicate oil EUR potential could be over 800,000 barrels. Additionally, we expect 30% to 40% well cost reductions over the next 12 to 18 months, targeting $800 to $900 per completed lateral foot on Woodford wells by 2028.

Financing and Debt Repayment

“Matador’s acquisitions—the Federal lease sale, the Paloma acquisition and the Ridge Runner acquisition—will be funded through cash on hand and borrowings under Matador’s existing reserve-based lending (“RBL”) credit facility. The RBL balance was fully repaid in May 2026. Our supportive bank group subsequently increased the elected commitment level by $500 million, bringing the elected commitment level under the RBL to $2.75 billion.

“Matador generated net cash provided by operating activities of $1.41 billion in the first half of 2026 as compared to $2.43 billion during full year 2025. During the first half of 2026, Matador generated $417 million of adjusted free cash flow, which is almost equal to the $437 million of adjusted free cash flow the Company generated during full year 2025. We currently estimate adjusted free cash flow for the full year 2026 will be approximately $900 million (assuming strip oil and natural gas pricing as of late July 2026), and we will continue to prioritize the use of free cash flow for debt repayment. We expect to be at or close to our 1.0x target leverage ratio by the end of 2027, funded primarily by free cash flow generation depending on commodity prices. Based on current market conditions, we do not anticipate needing to access the equity capital markets at this time.

Integrated Midstream and Marketing

“In addition to Matador’s upstream acquisitions, San Mateo closed on its acquisition of Cardinal Midstream on July 31, which we believe adds growth potential, scale and a diversified customer base for San Mateo. San Mateo’s new, fully integrated system now has over one billion cubic feet per day of designed natural gas processing capacity, placing it as the largest non-public natural gas processing company in the northern Delaware Basin by capacity. This acquisition highlights San Mateo’s ability to grow, using midstream capital to fund midstream expansion, and to provide ‘producer-first’ service to Matador and other customers with greater scale and reach in the Delaware Basin.

“Looking forward, we also continue to expect meaningful improvement in our realized natural gas prices for the remainder of the year. As previously disclosed, Matador secured, at no capital expense, 500,000 million British thermal units (“MMBtu”) per day of firm natural gas transportation on Energy Transfer’s new Hugh Brinson pipeline. Matador anticipates flow on the Hugh Brinson earlier than previously expected by the end of the third quarter of 2026 and estimates that it will be able to add approximately $90 million annually in increased natural gas revenue for each $0.50 per MMBtu increase it is able to achieve in its average realized natural gas price.

Improved Full-Year 2026 Outlook

“Special appreciation to Matador’s exceptional operational team and field staff is warranted for navigating a difficult quarter, which included shut-in volumes due to negative Waha prices and third-party gathering and processing maintenance. Matador successfully managed these challenges and produced oil volumes exceeding the upper end of May 2026 guidance estimates for the quarter. These better-than-expected results are a testament of the strength and size of Matador’s production base, its operational execution in the field and the responsiveness and flow assurance of its midstream business. Matador is now expecting to increase the number of wells turned to sales in 2026, pushing net lateral footage turned to sales higher for the year and increasing full year production guidance.

“The increased positive outlook for 2026 also will result in accelerated activities and, combined with capital associated with the recent acquisitions discussed earlier, Matador now expects its full-year 2026 drilling, completing and equipping (“D/C/E”) capital expenditures to be in the $1.48 to $1.56 billion range and midstream capital expenditures in the $145 to $165 million range. It is important to note that the majority of this incremental capital is associated with:

1.Working interest additions and accelerated wells turned to sales; Matador now estimates to turn-in-line 112.6 net operated wells, a 5% increase versus previous February 2026 guidance estimates of 107.6 net operated wells turned-in-line.

2.Increased non-operated activity; Matador now estimates to turn-in-line 15.9 net non-operated wells, a 33% increase versus previous February 2026 guidance estimates of 12.0 net non-operated wells.

3.Midstream infrastructure and integration; capital associated with infrastructure integration related to assets acquired in the Federal lease sale and the Cardinal Midstream acquisition.

“Most importantly, I am pleased to report well-level capital discipline and efficiencies remain intact, with Matador’s overall costs per completed lateral foot expected to remain firm at $785 to $805 for 2026. The team also expects these ranges should improve in future years, as the recently announced acquisitions close and become integrated into Matador’s current activity plans going forward.

Closing Thoughts

“We remain focused on finishing 2026 on a strong note and look forward to the opportunities that lie ahead for Matador in 2026 and beyond. We believe our best days are still to come and that our recent acquisitions, operational accomplishments, midstream flow assurance and financial discipline have all helped place Matador in an excellent position for continued strong performance in the months and years ahead.”

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2026 Guidance Update

Effective August 5, 2026, Matador increased its full-year 2026 guidance range for oil, natural gas and total BOE production as set forth in the table below.

Guidance Metric	Prior Full-Year 2026 Guidance Range	New Full-Year 2026 Guidance Range(4)
Oil Production, Bbl per day	123,000 to 125,000	127,500 to 129,000
Natural Gas Production, MMcf per day	525 to 545	546 to 567
Total Oil Equivalent Production, BOE per day	210,500 to 216,000	218,500 to 223,500
Total operating expenses per BOE(1)	$31.00 to $33.00	$32.00 to $34.00
Current income taxes (% of pretax income)	0% to 1%	No Change
D/C/E CapEx(2)	$1.35 to $1.44 billion	$1.48 to $1.56 billion
Midstream CapEx(3)	$100 to $110 million	$145 to $165 million
Total CapEx	$1.45 to $1.55 billion	$1.625 to $1.725 billion

(1) Includes estimated non-cash operating expenses in 2026 of $15.85 to $16.15 per BOE for DD&A and $0.20 to $0.30 per BOE for non-cash general and administrative (G&A) expenses, respectively.
(2) Capital expenditures associated with drilling, completing and equipping wells.
(3) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects.
(4) Includes production associated with the pending Paloma and Ridge Runner acquisitions that are expected to close in the fourth quarter of 2026, subject to customary closing conditions. Includes the Cardinal Midstream acquisition, which closed on July 31, 2026.

The 4% increase in the midpoint of Matador’s expected 2026 production from 213,250 BOE per day to 221,000 BOE per day is attributable to:

1. 1,700 BOE per day (32% oil) from better-than-expected production in the second quarter of 2026 as detailed below,

2. 3,550 BOE per day (64% oil) from organic improvements to expected production in the second half of 2026, and

3. 2,500 BOE per day (57% oil) attributable to the Paloma and Ridge Runner acquisitions. Excluding the impact of these accretive acquisitions, Matador expects to achieve organic oil production growth of 6% year-over-year as compared to its original expectations of 3% growth.

As noted previously, Matador is adjusting the midpoint of its 2026 D/C/E capital expenditure guidance from $1.395 billion in May 2026 to $1.52 billion and the midpoint of its 2026 midstream capital expenditure guidance from $105 million in May 2026 to $155 million. The midpoint of total capital expenditure expectations of $1.675 billion represents a 1% improvement as compared to total capital expenditures of $1.694 billion in 2025. Notably, Matador has not made any revisions to its 2026 drilling and completion costs per foot estimates, which remain at $785 to $805 per completed lateral foot.

Operational and Financial Update

Second Quarter 2026 Oil, Natural Gas and Total BOE Production

As summarized in the table below, Matador’s total BOE production averaged 215,631 BOE per day in the second quarter of 2026, which was a 3% year-over-year increase from an average of 209,013 BOE per day in the second quarter of 2025 and 3% better than the midpoint of Matador’s expected second quarter production guidance of 209,000 BOE per day. The better-than-expected oil and natural gas production was primarily due to outperformance of Matador’s new wells that were turned to sales in the first half of the year, including Matador’s first 3.4-mile lateral wells as part of a 13-well batch drilled on the Guss pad on our Eastern Antelope Ridge acreage. This better-than-expected performance was achieved despite approximately 9,900 BOE per day (24% oil) shut in during the quarter due to the elective shut-in of volumes due to weak Waha pricing and scheduled maintenance on third-party treatment plants. Matador had estimated these elective Waha shut-ins and scheduled maintenance would reduce second quarter 2026 volumes by approximately 10,000 BOE per day (30% oil). The Company turned to sales 23.7 net operated wells in the second quarter of 2026, including the 13 Guss wells noted above.

Production	Q2 2026 Average Daily Volume	Q2 2026 Guidance Range	Difference	YoY(1)
Total, BOE per day	215,631	206,000 to 212,000	+3% Better than Guidance	+3%
Oil, Bbl per day	126,106	123,000 to 125,000	+2% Better than Guidance	+3%
Natural Gas, MMcf per day	537.1	498.0 to 522.0	+5% Better than Guidance	+4%

(1) Represents year-over-year percentage change from the second quarter of 2025.

Second Quarter 2026 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the second quarter of 2026, as compared to the first quarter of 2026 and the second quarter of 2025.

	Sequential (Q2 2026 vs. Q1 2026)			YoY (Q2 2026 vs. Q2 2025)
Realized Commodity Prices	Q2 2026	Q1 2026	Sequential Change	Q2 2026	Q2 2025	YoY Change

Oil Prices, per Bbl	$98.16	$72.83	+35%	$98.16	$64.34	+53%
Natural Gas Prices, per Mcf	$(0.79)	$0.64	-223%	$(0.79)	$2.05	-139%

Second Quarter 2026 Operating Expenses

For the second quarter of 2026, operating expenses of $32.90 per BOE were at the high end of Matador’s expected 2026 guidance range of $31.00 to $33.00 per BOE, primarily due to higher non-cash depletion, depreciation and amortization expenses (“DD&A”) of $16.06 per BOE, as compared to expectations of $15.65 per BOE, primarily due to the booking of proved undeveloped reserves from the May 2026 Federal lease sale. Notably, however, lease operating expenses (“LOE”) of $5.45 per BOE were better than expectations of $5.60 per BOE primarily due to lower-than-expected repair and maintenance costs.

The increase in expectations for 2026 operating expenses from approximately $32.00 per BOE in May to $33.00 per BOE is primarily driven by the increase in non-cash DD&A noted above and an increase in midstream services operating expenses associated with the Cardinal Midstream acquisition.

Second Quarter 2026 Capital Expenditures

For the second quarter of 2026, Matador’s total capital expenditures were $436.1 million, which was near the low end of the expected range of $430 to $460 million.

Q2 2026 Capital Expenditures ($ millions)	Actual	May 2026 Guidance
D/C/E	$411.6
Midstream	$24.5
Total	$436.1	$430 to $460

Shareholder Returns Update

During the second quarter of 2026, Matador repurchased 225,000 shares of its common stock at a weighted average price of approximately $49.59 per share for a total of $11 million. Matador’s Board of Directors, management, and staff also continue to be regular purchasers of Matador’s shares in the open market, further aligning ourselves with our shareholders. Matador’s directors and executive officers purchased approximately 13,000 shares of Matador stock during the second quarter of 2026. In addition, over 95% of Matador employees continued to participate in Matador’s Employee Share Purchase Plan, or ESPP.

Midstream Update

Matador’s midstream assets include (1) San Mateo, which is owned 51% by Matador and 49% by Five Point Infrastructure LLC (“Five Point”), and (2) wholly-owned assets, which were largely acquired as part of the Advance acquisition in 2023 and the Ameredev acquisition in 2024. San Mateo distributed $30.1 million to Matador during the second quarter of 2026. On a combined basis, San Mateo and Matador’s wholly-owned midstream assets had quarterly net income of $57.9 million and quarterly Adjusted EBITDA of $89.9 million in the second quarter of 2026. The table below sets forth San Mateo’s throughput volumes for the second quarter of 2026, as compared to the first quarter of 2026 and second quarter of 2025.

	Sequential (Q2 2026 vs. Q1 2026)			YoY (Q2 2026 vs. Q2 2025)
San Mateo Throughput Volumes	Q2 2026	Q1 2026	Sequential Change	Q2 2026	Q2 2025	YoY Change

Natural gas gathering, MMcf per day	577	530	+9%	577	491	+18%
Natural gas processing, MMcf per day	552	510	+8%	552	486	+14%
Oil gathering and transportation, Bbl per day	41,600	45,700	-9%	41,600	50,300	-17%
Produced water handling, Bbl per day	343,400	381,600	-10%	343,400	414,400	-17%

Third Quarter 2026 Estimates

Third Quarter 2026 Estimated Oil, Natural Gas and Total BOE Production Growth

As noted in the table below, Matador anticipates sequential oil production growth of approximately 3% to a quarterly record of approximately 129,500 barrels per day in the third quarter of 2026, primarily as a result of the 13 Guss wells and the 30 to 33 net operated horizontal wells Matador expects to turn to sales in the Delaware Basin during the third quarter of 2026. These third quarter estimates do not include oil or natural gas volumes associated with the Paloma or the Ridge Runner acquisitions, which are expected to close in the fourth quarter of 2026. The Company expects sequential production growth of approximately 5% to 6% in the fourth quarter of 2026, primarily as a result of the Paloma and Ridge Runner acquisitions, which are expected to contribute approximately 10,000 BOE per day (57% oil) in the fourth quarter.

	Q2 and Q3 2026 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q2 2026	215,631	126,106	537.1	58%
Q3 2026E	222,000 to 226,000	128,500 to 130,500	561.0 to 573.0	58%

Third Quarter 2026 Estimated Wells Turned to Sales

At August 5, 2026, Matador expects to turn to sales 30 to 33 net operated horizontal wells in the Delaware Basin during the third quarter of 2026, including 11.3 net wells near acreage acquired in the May 2026 Federal lease sale.

Third Quarter 2026 Estimated Capital Expenditures

Matador expects D/C/E and midstream capital expenditures for the third quarter of 2026 will be approximately $410 to $440 million. The midpoint of guidance for the third quarter of $425 million is a 3% decrease, as compared to $436 million in the second quarter of 2026.

Second Quarter 2026 Earnings Conference Call

The Company will host a live conference call on Thursday, August 6, 2026, at 10:00 a.m. Central Time to review its second quarter 2026 financial results and operational highlights. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BI7d538819bdaa42289984ae6f563b48cd and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information about Matador Resources Company, visit www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the consummation and timing of the Paloma acquisition and the Ridge Runner acquisition, the expected benefits, opportunities and results of the Cardinal Midstream acquisition, the Paloma acquisition and the Ridge Runner acquisition (collectively, the “Acquisitions”), including the expected impact on cash flows, third-party volumes, system connectivity, flow assurance, expansion opportunities, value creation, reserves additions, inventory additions and other impacts of the Acquisitions, the expected results and commercial viability of Matador’s Woodford acreage and future development thereof, the integration of the Acquisitions, guidance, projected or forecasted financial and operating results, future liquidity, the repayment of debt, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, , the ability of the applicable parties to consummate the Paloma acquisition or the Ridge Runner acquisition in the anticipated timeframe or at all; risks related to the satisfaction or waiver of the conditions to closing the Paloma acquisition or the Ridge Runner acquisition in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approvals; the ability of Matador and San Mateo to integrate the applicable Acquisitions and realize the anticipated benefits of the applicable Acquisitions; the availability and terms of financing; commodity price volatility; operational risks; regulatory changes; disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions; the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions, including the effects of inflation; interest rates; tariffs and trade tensions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids or the construction, expansion or operation of Matador’s midstream assets; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather conditions, environmental conditions and natural disasters; evolving cybersecurity risks; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz	Christopher P. Calvert
Senior Vice President - Investor Relations	Executive Vice President and Chief Financial Officer
(972) 371-5225	(972) 371-5443
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Net Production Volumes:(1)
Oil (MBbl)	11,476	10,825	11,182
Natural gas (Bcf)	48.9	47.2	47.0
Total oil equivalent (MBOE)	19,622	18,683	19,020
Average Daily Production Volumes:(1)
Oil (Bbl/d)	126,106	120,277	122,875
Natural gas (MMcf/d)	537.1	523.9	516.8
Total oil equivalent (BOE/d)	215,631	207,594	209,013
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$98.16	$72.83	$64.34
Oil, with realized derivatives (per Bbl)	$83.19	$68.04	$64.34
Natural gas, without realized derivatives (per Mcf)	$(0.79)	$0.64	$2.05
Natural gas, with realized derivatives (per Mcf)	$1.24	$1.44	$2.20
Revenues (millions):
Oil and natural gas revenues	$1,087.6	$818.7	$815.8
Third-party midstream services revenues	$44.6	$42.1	$42.0
Realized (loss) gain on derivatives	$(72.5)	$(14.5)	$6.9
Operating Expenses (per BOE):
Lease operating	$5.45	$5.76	$5.53
Transportation and processing	$0.96	$0.79	$0.86
Midstream operating	$3.09	$2.96	$2.34
Depletion, depreciation and amortization	$16.06	$15.67	$15.91
Taxes other than income	$5.24	$3.79	$3.58
General and administrative(2)	$2.10	$2.09	$1.69
Total(10)	$32.90	$31.06	$29.91
Other (millions):
Net sales of purchased natural gas(4)	$80.2	$38.4	$32.0

Net income (loss) (millions)(5)	$390.7	$(35.9)	$150.2
Earnings (loss) per common share (diluted)(5)	$3.15	$(0.29)	$1.21
Adjusted net income (millions)(5)(6)	$324.6	$189.5	$190.9
Adjusted earnings per common share (diluted)(5)(7)	$2.61	$1.53	$1.53
Adjusted EBITDA (millions)(5)(8)	$781.0	$577.2	$594.2
Net cash provided by operating activities (millions)(9)	$937.1	$470.5	$501.0
Adjusted free cash flow (millions)(5)(10)	$303.2	$113.3	$132.7

San Mateo net income (millions)(11)	$46.9	$40.9	$65.6
San Mateo Adjusted EBITDA (millions)(8)(11)	$77.3	$68.9	$85.5
San Mateo net cash provided by operating activities (millions)(11)	$119.8	$35.1	$23.3
San Mateo adjusted free cash flow (millions)(9)(10)(11)	$36.1	$46.4	$(14.9)
Matador Combined Midstream Adjusted EBITDA (millions)(12)	$89.9	$82.2	$95.1

D/C/E capital expenditures (millions)	$411.6	$417.6	$345.3
Midstream capital expenditures (millions)(13)	$24.5	$10.5	$56.2
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) Includes approximately $0.31, $0.24 and $0.24 per BOE of non-cash, stock-based compensation expense in the second quarter of 2026, the first quarter of 2026 and the second quarter of 2025, respectively.
(3) Total does not include the impact of purchased natural gas or immaterial accretion expenses.

(4) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $41.2 million, $80.8 million and $67.9 million less expenses of $(38.9) million, $42.3 million and $35.9 million in the second quarter of 2026, the first quarter of 2026 and the second quarter of 2025, respectively.
(5) Attributable to Matador Resources Company shareholders.
(6) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(7) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(8) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(9) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(10) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(12) Represents activity associated with San Mateo and Matador’s wholly-owned midstream assets.
(13) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash	$26,318	$15,314
Restricted cash	64,597	64,163
Accounts receivable
Oil and natural gas revenues	408,304	286,158
Joint interest billings	185,314	140,043
Other	77,526	103,628
Derivative instruments	13,597	34,052
Lease and well equipment inventory	50,177	43,842
Prepaid expenses and other current assets	181,276	129,368
Total current assets	1,007,109	816,568
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	15,487,735	14,286,726
Unproved and unevaluated	2,703,231	1,823,456
Midstream properties	2,018,246	1,963,059
Other property and equipment	57,058	53,199
Less accumulated depletion, depreciation and amortization	(8,002,990)	(7,395,142)
Net property and equipment	12,263,280	10,731,298
Other assets
Other long-term assets	224,177	162,703
Total assets	$13,494,566	$11,710,569
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$836,776	$540,620
Royalties payable	399,711	351,062
Derivative instruments	141,092	—
Advances from joint interest owners	78,280	64,169
Other current liabilities	93,254	75,658
Total current liabilities	1,549,113	1,031,509
Long-term liabilities
Borrowings under Credit Agreement	939,000	398,000
Borrowings under San Mateo Credit Facility	911,000	883,000
Senior unsecured notes payable	2,366,410	2,121,102
Asset retirement obligations	155,191	144,063
Derivative instruments	8,470	—
Deferred income taxes	1,124,901	1,015,931
Other long-term liabilities	189,583	120,312
Total long-term liabilities	5,694,555	4,682,408
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 124,511,431 and 124,409,739 shares issued; and 123,998,298 and 124,262,322 shares outstanding, respectively	1,245	1,244
Additional paid-in capital	2,537,746	2,509,118
Retained earnings	3,414,634	3,153,112
Treasury stock, at cost, 513,133 and 147,417 shares, respectively	(25,002)	(5,333)
Total Matador Resources Company shareholders’ equity	5,928,623	5,658,141
Non-controlling interest in subsidiaries	322,275	338,511
Total shareholders’ equity	6,250,898	5,996,652
Total liabilities and shareholders’ equity	$13,494,566	$11,710,569

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Oil and natural gas revenues	$1,087,584	$815,774	$1,906,315	$1,725,692
Third-party midstream services revenues	44,593	42,007	86,684	75,506
Sales of purchased natural gas	41,246	67,897	122,028	130,653
Realized (loss) gain on derivatives	(72,488)	6,947	(86,981)	9,661
Unrealized gain (loss) on derivatives	85,457	(37,313)	(170,017)	(32,242)
Total revenues	1,186,392	895,312	1,858,029	1,909,270
Expenses
Lease operating	106,948	105,230	214,474	209,641
Transportation and processing	18,934	16,451	33,776	36,512
Midstream operating	60,536	44,457	115,763	96,260
Purchased natural gas	(38,912)	35,944	3,423	90,077
Depletion, depreciation and amortization	315,144	302,602	607,848	584,493
Taxes other than income	102,794	68,010	173,685	145,059
Accretion of asset retirement obligations	2,352	1,767	4,620	3,494
General and administrative	41,274	32,187	80,297	65,919
Total expenses	609,070	606,648	1,233,886	1,231,455
Operating income	577,322	288,664	624,143	677,815
Other income (expense)
Interest expense	(60,819)	(53,345)	(112,344)	(102,834)
Loss on debt extinguishment	—	—	(15,587)	—
Loss on asset sales	—	—	(578)	—
Other income	3,986	3,502	8,353	9,008
Total other expense	(56,833)	(49,843)	(120,156)	(93,826)
Income before income taxes	520,489	238,821	503,987	583,989
Income tax provision (benefit)
Current	226	23,089	226	46,070
Deferred	106,611	33,373	105,927	93,313
Total income tax provision	106,837	56,462	106,153	139,383
Net income	413,652	182,359	397,834	444,606
Net income attributable to non-controlling interest in subsidiaries	(23,000)	(32,134)	(43,054)	(54,296)
Net income attributable to Matador Resources Company shareholders	$390,652	$150,225	$354,780	$390,310
Earnings per common share
Basic	$3.15	$1.21	$2.86	$3.13
Diluted	$3.15	$1.21	$2.86	$3.12
Weighted average common shares outstanding
Basic	124,156	124,418	124,205	124,804
Diluted	124,156	124,456	124,205	124,977

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating activities
Net income	$413,652	$182,359	$397,834	$444,606
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(85,457)	37,313	170,017	32,242
Depletion, depreciation and amortization	315,144	302,602	607,848	584,493
Accretion of asset retirement obligations	2,352	1,767	4,620	3,494
Stock-based compensation expense	6,099	4,572	10,617	8,460
Loss on extinguishment of debt	—	—	15,587	—
Deferred income tax provision	106,611	33,373	105,927	93,313
Amortization of debt issuance costs and other debt-related costs	3,530	3,673	7,068	7,336
Other non-cash changes	648	908	7,301	1,117
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other current assets	40,055	(24,827)	(148,629)	(5,198)
Lease and well equipment inventory	(6,172)	(11,122)	(5,120)	(21,955)
Other long-term assets	1,887	(837)	1,738	(1,029)
Accounts payable, accrued liabilities and other current liabilities	60,808	(37,812)	174,265	6,281
Royalties payable	62,649	17,453	48,650	49,694
Advances from joint interest owners	17,173	(6,392)	14,111	26,112
Other long-term liabilities	(1,851)	(2,003)	(4,160)	(60)
Net cash provided by operating activities	937,128	501,027	1,407,674	1,228,906
Investing activities
Drilling, completion and equipping capital expenditures	(367,968)	(367,114)	(745,343)	(745,476)
Acquisition of Cardinal	(37,604)	—	(37,604)	—
Acquisition of oil and natural gas properties	(1,167,179)	(43,456)	(1,228,834)	(125,118)
Midstream capital expenditures	(21,063)	(86,910)	(38,697)	(159,844)
Acquisition of midstream assets	(6,200)	—	(6,200)	—
Expenditures for other property and equipment	44	(814)	(2,088)	(1,756)
Proceeds from sale of assets	—	19	858	22,257
Proceeds from sale of equity method investment	—	3,263	—	3,263
Net cash used in investing activities	(1,599,970)	(495,012)	(2,057,908)	(1,006,674)
Financing activities
Repayments of borrowings under Credit Agreement	(965,000)	(640,000)	(1,613,000)	(1,235,500)
Borrowings under Credit Agreement	1,719,000	625,000	2,154,000	1,030,000
Repayments of borrowings under San Mateo Credit Facility	(76,000)	(65,000)	(181,000)	(165,000)
Borrowings under San Mateo Credit Facility	69,000	188,000	209,000	328,000
Cost to amend credit facilities	(2,058)	(463)	(2,192)	(463)
Proceeds from issuance of senior unsecured notes	—	—	750,000	—
Cost to issue senior unsecured notes	(783)	—	(12,909)	—
Purchase of senior unsecured notes	—	—	(509,670)	—
Repurchases of common stock	(11,399)	(44,249)	(12,106)	(44,249)
Proceeds from sale-leaseback financing obligation	—	—	24,000	—
Payments on sale-leaseback financing obligation	(331)	—	(331)	—
Dividends paid	(46,441)	(38,970)	(93,258)	(78,150)
Contributions related to formation of San Mateo	8,200	6,400	15,100	9,200
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(28,910)	(26,569)	(59,290)	(62,230)
Taxes paid related to net share settlement of stock-based compensation	(3,589)	(536)	(6,005)	(11,081)
Other	(404)	(358)	(667)	(715)
Net cash provided by (used in) financing activities	661,285	3,255	661,672	(230,188)
Change in cash and restricted cash	(1,557)	9,270	11,438	(7,956)
Cash and restricted cash at beginning of period	92,472	77,516	79,477	94,742
Cash and restricted cash at end of period	$90,915	$86,786	$90,915	$86,786

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2026	2026	2025
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$390,652	$(35,872)	$150,225
Net income attributable to non-controlling interest in subsidiaries	23,000	20,054	32,134
Net income (loss)	413,652	(15,818)	182,359
Interest expense	60,819	51,525	53,345
Total income tax provision (benefit)	106,837	(684)	56,462
Depletion, depreciation and amortization	315,144	292,704	302,602
Accretion of asset retirement obligations	2,352	2,268	1,767
Unrealized (gain) loss on derivatives	(85,457)	255,474	37,313
Non-cash stock-based compensation expense	6,099	4,518	4,572
Loss on debt extinguishment	—	15,587	—
Loss on asset sales	—	578	—
Other non-recurring (income) expense	(573)	4,798	(2,300)
Consolidated Adjusted EBITDA	818,873	610,950	636,120
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(37,864)	(33,780)	(41,875)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$781,009	$577,170	$594,245

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2026	2026	2025
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$937,128	$470,546	$501,027
Net change in operating assets and liabilities	(174,549)	93,694	65,540
Interest expense, net of non-cash portion	57,289	47,987	49,672
Current income tax provision	226	—	23,089
Other non-cash and non-recurring income	(1,221)	(1,277)	(3,208)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(37,864)	(33,780)	(41,875)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$781,009	$577,170	$594,245

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2026	2026	2025
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$46,940	$40,928	$65,580
Depletion, depreciation and amortization	15,772	15,298	11,300
Interest expense	13,354	12,561	8,464
Accretion of asset retirement obligations	154	151	116
Other non-recurring expense	1,053	—	—
Adjusted EBITDA	$77,273	$68,938	$85,460

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2026	2026	2025
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$119,759	$35,073	$23,305
Net change in operating assets and liabilities	(55,524)	21,172	54,160
Interest expense, net of non-cash portion	12,732	11,946	7,995
Other non-cash and non-recurring expense	306	747	—
Adjusted EBITDA	$77,273	$68,938	$85,460

Adjusted EBITDA – Combined Midstream (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2026	2026	2025
Matador Midstream(1)
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$10,966	$11,818	$7,981
Depletion, depreciation and amortization	1,615	1,427	1,618
Accretion of asset retirement obligations	8	6	5
Adjusted EBITDA attributable to Matador Midstream(1)	$12,589	$13,251	$9,604

Adjusted EBITDA attributable to San Mateo	$77,273	$68,938	$85,460

Adjusted EBITDA - Combined Midstream	$89,862	$82,189	$95,064

(1) Represents activity associated with Matador’s wholly-owned midstream assets.

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full-cost ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2026	2026	2025
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$390,652	$(35,872)	$150,225
Total income tax provision (benefit)	106,837	(684)	56,462
Income (loss) attributable to Matador Resources Company shareholders before taxes	497,489	(36,556)	206,687
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(85,457)	255,474	37,313
Loss on debt extinguishment	—	15,587	—
Loss on asset sales	—	578	—
Other non-recurring (income) expense	(1,089)	4,798	(2,300)
Adjusted income attributable to Matador Resources Company shareholders before taxes	410,943	239,881	241,700
Income tax expense(1)	86,298	50,375	50,757
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$324,645	$189,506	$190,943

Basic weighted average shares outstanding, without participating securities	123,557	123,480	123,855
Dilutive effect of participating securities	599	774	563
Weighted average shares outstanding - basic	124,156	124,254	124,418
Dilutive effect of options and restricted stock units	—	—	38
Weighted average common shares outstanding - diluted	124,156	124,254	124,456
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$2.61	$1.53	$1.53
Diluted	$2.61	$1.53	$1.53

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. Matador is unable to provide a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP measure without unreasonable effort due to the inherent difficulty in forecasting certain reconciling items. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	December 31,
(In thousands)	2026	2026	2025	2025
Net cash provided by operating activities	$937,128	$470,546	$501,027	$2,425,015
Net change in operating assets and liabilities	(174,549)	93,694	65,540	(176,189)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(31,475)	(27,560)	(37,958)	(126,916)
Performance incentives received from Five Point	8,200	6,900	6,400	13,000
Total discretionary cash flow	739,304	543,580	535,009	2,134,910

Drilling, completion and equipping capital expenditures	367,968	377,375	367,114	1,542,253
Midstream capital expenditures	21,063	17,634	86,910	297,746
Expenditures for other property and equipment	(44)	2,132	814	4,246
Net change in capital accruals	60,852	37,934	(7,227)	(29,588)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(13,765)	(4,805)	(45,276)	(116,703)
Total accrual-based capital expenditures(3)	436,074	430,270	402,335	1,697,954
Adjusted free cash flow	$303,230	$113,310	$132,674	$436,956

Quarterly distributions from San Mateo to Matador	$30,090	$31,620	$29,580	$136,680

(1)Represents Five Point’s 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	December 31,
(In thousands)	2026	2026	2025	2025
Net cash provided by San Mateo operating activities	$119,759	$35,073	$23,305	$248,193
Net change in San Mateo operating assets and liabilities	(55,524)	21,172	54,160	10,821
Total San Mateo discretionary cash flow	64,235	56,245	77,465	259,014

San Mateo capital expenditures	15,195	11,011	76,735	252,437
Net change in San Mateo capital accruals	12,897	(1,205)	15,665	(14,266)
San Mateo accrual-based capital expenditures	28,092	9,806	92,400	238,171
San Mateo adjusted free cash flow	$36,143	$46,439	$(14,935)	$20,843